IAS COMMUNICATIONS, INC.
#1103 – 11871 Horseshoe Way
Richmond, BC V7A 5H5
Phone: 604-278-5996 Fax: 604-278-3409
Toll Free: 800-665-4616

NEWS RELEASE

IAS Communications, Inc.
(the “Company” or “IAS”)

IAS COMMUNICATIONS, INC. COMPLETES A TERM SHEET
WITH A PRIVATE OIL AND GAS COMPANY IN KENTUCKY TO
DRILL UP TO 24 GAS WELLS

For Immediate Release: April 18, 2006. Vancouver, BC – IAS Communications, Inc. (OTC BB: IASCA / www.iasenergy.com) has signed a term sheet with a private oil and gas company to drill initially 4 gas wells in Kentucky, with an option to drill an additional 20 wells over a 18 month period.

The term sheet is for a 100% interest, subject to a 12 ½ % interest to the landowner and 27 ½ % interest to the operator. IAS will retain a 60% net revenue interest in the wells.

The term sheet is subject to a definitive agreement to be signed shortly, and drilling of the first well will commence.

ABOUT IAS COMMUNICATIONS, INC.

IAS Communications, Inc. has an interest in two producing oil and gas wells in Texas. The wells are operated by Anadarko Petroleum Corporation, which is one of the largest independent oil and gas exploration and production companies in the world.

ON BEHALF OF THE BOARD OF DIRECTORS

“John Robertson”

John Robertson
President

Contacts:	IAS Communications, Inc.
John Robertson, 1-800-665-4616

Statements in this press release regarding IAS Communications, Inc.’s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the impact of competitive products and pricing, the need to raise additional capital, uncertain markets for the Company's products and services, the Company's dependence on third parties and licensing/service supply agreements, and the ability of competitors to license the same technologies as the Company or develop or license other functionally equivalent technologies.